Exhibit 5.1

Timothy J. Moore

(650) 843-5690

mooretj@cooley.com

March 9, 2015

ZELTIQ Aesthetics, Inc.

4698 Willow Road, Suite 100

Pleasanton, CA 94588

Ladies and Gentlemen:

We have acted as counsel to ZELTIQ Aesthetics Inc. (the “Company”) in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to its 2011 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s certificate of incorporation and by-laws, each as amended, the Plan, and such other documents, records, certificates, memoranda or other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:   /s/ Timothy J. Moore

Timothy J. Moore

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM